Exhibit 10.03

TO:	John C. Donlevie (“Employee”)

FROM:	Stephen F. Fisher [sign here]/s/ Stephen F. Fisher

DATE:	May 4, 2010

RE:	Consent to Receive Annual Bonus in the Form of Equity in Lieu of Cash

This Memorandum is made in reference to that certain employment agreement between you (the “Employee”) and Entercom Communications Corp. (the “Company”) dated as of December 23, 1998 (“Agreement”).  Specifically, pursuant to Section 2 of the Agreement, you are eligible for an annual cash bonus (the “Annual Bonus”) to be determined by the CEO of the Company or the Compensation Committee of the Board (the “Compensation Committee”).  By this Memorandum, you are consenting to the payment of such Annual Bonus in the form of a grant of equity of the Company, cash or a combination thereof.

To that end,

1.             Consent.  Employee hereby consents to the payment of the Annual Bonus in the form of equity of the Company, cash or a combination thereof, at the election of the Compensation Committee, in satisfaction of any obligation to pay such Annual Bonus in cash.

2.             Miscellaneous.  This Memorandum constitutes the entire agreement and understanding between Employee and the Company concerning the subject matter hereof.  No other written or oral agreements or promises have been made with respect to entering into this Memorandum.  This Memorandum is not intended, nor shall it be deemed, to: (i) change or alter the obligations of the Company with respect to the Annual Bonus; or (ii) fix, increase or decrease the amount, if any, of the Annual Bonus.  All terms and provisions of the Agreement not expressly modified by this Memorandum remain in full force and effect and are binding on the Employee and the Company.  This Memorandum does not, and shall not be deemed to, extend the term of Employee’s employment with the Company as set forth in the Agreement.

For consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Employee has executed this Memorandum.

ACCEPTED & AGREED TO:

By:	/s/John C. Donlevie

Print Name:	John C. Donlevie

Date:	May 4, 2010